Exhibit 10.1
Johnson Controls International plc
Value Growth Incentive Program
(An Award Under the Johnson Controls International plc 2021 Equity and Incentive Plan)

1.Purpose. This Value Growth Incentive Program (as amended from time to time, this “VGI Program”) of Johnson Controls International plc (the “Company”) is implemented under the Johnson Controls International plc 2021 Equity and Incentive Plan (as amended from time to time, the “Equity Plan”). The purpose of the VGI Program is to provide additional means to retain and attract specified employees through the grant of Options or SARs that link a significant element of their compensation opportunity to the achievement of long-term outstanding Company performance.

2.Coordination with Equity Plan. This VGI Program is considered a part of the award agreements that reference this VGI Program and govern the treatment of Awards made hereunder. This VGI Program will be administered by the Administrator in accordance with the terms of the Equity Plan. The terms of the Equity Plan are incorporated by reference into this VGI Program, and if any provision of this VGI Program conflicts with a provision of the Equity Plan, the provision of the Equity Plan shall govern. Capitalized terms used, but not defined, herein have the meanings given in the Equity Plan.

3.Definitions. In addition to the terms defined above and in the Equity Plan, the following terms, when capitalized, shall have the following meanings:

a.Award means the grant of an Option or SAR under this VGI Program.

b.Award Agreement means the Option or Share Appreciation Right Award Agreement used to document the grant of an Option or SAR subject to this VGI Program.

c.Cause means the Administrator’s determination, made in good faith, that the Participant has committed any of the following: (i) a violation of the provisions of any award agreement, employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics or other policy governing the Participant’s conduct, as then in effect; (ii) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, or a Participant’s refusal to perform the duties and responsibilities of the Participant’s job; (iii) any conduct that does, or is reasonably likely to, bring the Company or an Affiliate negative publicity or cause financial or reputational harm to the Company or its Affiliates; (iv) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, including but not limited to theft of Company or Affiliate property; (v) violation of any federal, state or local law in connection with the Participant’s employment or service; (vi) breach of any fiduciary duty to the Company or an Affiliate; (vii) embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment or service; or (viii) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.

d.Exercise Window means the period from October 1, 2030, through September 30, 2032.

e.Market Cap Governor means the achievement of Market Capitalization of at least the amount designated by the Administrator as the Market Cap Governor.

f.Market Capitalization means, as of each Measurement Date, the sum of (i) the average over the 45 consecutive Trading Days preceding such Measurement Date of [the number of outstanding Shares (non-diluted) as of the end of the Trading Day multiplied by the closing price per Share as reported on the New York Stock Exchange for such Trading Day] plus (ii) the aggregate dollar value of Return of Capital to Shareholders from the beginning of the Performance Period through such Measurement Date. The determination of Market Capitalization shall be made in the Administrator’s sole discretion.

g.Measurement Date means the last day of each of the Company’s fiscal year quarters that end during the Performance Period.

h.Net Sales means, as of each Measurement Date, commencing with the September 30, 2026, Measurement Date, the Company’s net sales (determined on a consolidated basis under GAAP) for the Revenue Measurement Period ending on such Measurement Date, as adjusted for the impacts of foreign exchange, and material acquisitions, mergers, divestitures and other similar material transactions.

i.    In the case of a material acquisition, merger or other similar material transaction, the net sales generated solely due to such transaction will be excluded; for this purpose, unless otherwise determined by the Administrator, the net sales generated by the acquired entity or assets for the four fiscal quarters ending coincident with or immediately preceding the date of the acquisition will be treated as excluded sales revenue for each Revenue Measurement Period ending coincident with or following the date of such acquisition (with such amount pro-rated for the Revenue Measurement Period in which such acquisition occurs, if applicable). Organic revenue growth arising following such acquisition, however, will be considered sales revenue.

ii.    In the case of a material divestiture or other similar material transaction by the Company of one or more of its subsidiaries or business units (the “Divested Business”), the amounts paid to the Company or one of its subsidiaries for such Divested Business shall not be treated as sales revenue; however, unless otherwise determined by the Administrator, the Net Sales for Revenue Measurement Periods ending coincident with or following such divestiture shall be calculated as if such Divested Business continued to contribute the same amount of sales revenue as it had contributed for the most recent Revenue Measurement Period ending coincident with or preceding the date of such divestiture.

The determination of Net Sales for a Revenue Measurement Period shall be made in the Administrator’s sole discretion as soon as reasonably practicable following completion of the audited financial statements for each of the fiscal quarters included in such Revenue Measurement Period.

i.Participant means an employee of the Company or its Affiliates who has been selected by the Administrator to receive an Award.

j.Performance Period means the period from October 1, 2025, through September 30, 2030.

k.Poor Performance means the Administrator’s determination, made in good faith, that the Participant has failed to satisfactorily perform the duties and obligations required of the Participant’s role or failed to perform in a manner that meets the Company’s or its Affiliate’s expectations for the Participant’s role.

l.Qualifying Termination means a Company-initiated involuntary Termination of Employment (other than for Cause, Poor Performance, death or Disability) due solely to the elimination of the Participant’s position because of a reorganization or a divestiture, as determined by the Administrator in its discretion.

m.Revenue Measurement Period means the 12-month period ending on each Measurement Date. The first Revenue Measurement Period is the period from October 1, 2025, through September 30, 2026. The last Revenue Measurement Period is the period from October 1, 2029, through September 30, 2030.

n.Return of Capital to Shareholders means any extraordinary return of capital to the Company’s shareholders during the Performance Period, as determined in the Administrator’s sole discretion. By way of example and not limitation, a special dividend, special buyback, or spin-off will normally be considered a Return of Capital to Shareholders, while typical dividend payments or routine share repurchases conducted under an open-market buyback program consistent with ordinary course capital allocation activities conducted by the Company prior to the Performance Period are not considered a Return of Capital to Shareholders.

o.Termination of Employment means, subject to the terms of any Attachment to the Award Agreement, the date of cessation of the Participant’s employment relationship with the Company and its Affiliates for any reason, with or without Cause, as determined by the Company.

p.Trading Day means each date that the New York Stock Exchange is open for trading.

4.    Vesting During Performance Period.

a.Net Sales Goal. Fifty percent (50%) of the Award will become vested if, as of a Measurement Date, Net Sales equaled or exceeded the Net Sales goal established by the Administrator with respect to this VGI Program for the Revenue Measurement Period, provided that the Market Cap Governor has been satisfied at any time during the Performance Period through such Measurement Date.

b.Market Capitalization Goal. Fifty percent (50%) of the Award will become vested if, as of a Measurement Date, Market Capitalization equaled or exceeded the Market Capitalization goal established by the Administrator with respect to this VGI Program.

c.Administrator Certification. Following each Measurement Date, the Administrator will certify whether all or a portion of the Award has become vested under subsection a. or b. If one or both goals are achieved, vesting will occur on the date of such certification.

5.    Pro-Rata Vesting at End of Performance Period.

a.Net Sales Goal. If the Award has not become fully vested under Section 4.a., but Net Sales for the final Revenue Measurement Period is between the threshold level of Net Sales established by the Administrator with respect to this VGI Program (the “Net Sales Threshold”) and the target level of Net Sales established by the Administrator with respect to this VGI Program (the “Net Sales Target”), then fifty percent (50%) of the Award will vest on a pro-rated (linear) basis based on the level of achievement between the Net Sales Threshold and the Net Sales Target, with performance interpolated between the Net Sales Threshold and the Net Sales Target, provided the Market Cap Governor has been satisfied as of the final Measurement Date of the Performance Period.

As an example, assuming the Market Cap Governor has been satisfied, if Net Sales is at the mid-point between the Net Sales Threshold and the Net Sales Target, then one-half of 50% (i.e., 25%) of the Award will become vested.

If Net Sales for the final Revenue Measurement Period is at or below the Net Sales Threshold, or if the Market Cap Governor was not satisfied, then no portion of the Award subject to the Net Sales performance goal will vest, and such portion will be forfeited as of the last day of the Performance Period.

b.Market Capitalization Goal. If the Award has not become fully vested under Section 4.b., but Market Capitalization as determined on the last day of the Performance Period is between the threshold level of Market Capitalization established by the Administrator with respect to this VGI Program (the “Market Capitalization Threshold”) and the target level of Market Capitalization established by the Administrator with respect to this VGI Program (the “Market Capitalization Target”), then fifty percent (50%) of the Award will vest on a pro-rated (linear) basis based on the level of achievement between the Market Capitalization Threshold and the Market Capitalization Target, with performance interpolated between the Market Capitalization Threshold and the Market Capitalization Target.

As an example, if Market Capitalization is at the mid-point between the Market Capitalization Threshold and the Market Capitalization Target, then one-half of 50% (i.e., 25%) of the Award will become vested.

If Market Capitalization as of the end of the Performance Period is at or below the Market Capitalization Threshold, then no portion of the Award subject to the Market Capitalization performance goal will vest, and such portion will be forfeited as of the last day of the Performance Period.

c.Date of Vesting. Vesting under this Section 5 shall occur on the date the Administrator certifies the level of achievement of the relevant goals. Any portion of the Award that does not vest shall be forfeited.

6.Effect of Change of Control. Notwithstanding Section 4 or 5, in the event of a Change of Control during the Performance Period, if the Award has not fully vested under Section 4.a. and/or Section 4.b., then effective as of the Change of Control, the Award may vest pro-rata under Section 5.a. and/or Section 5.b. by treating the date immediately preceding the Change of Control as if it were the last day of the Performance Period. For clarity, the final Revenue Measurement Period shall be the 12 months ending with the last day of the most recent fiscal quarter ending before or coincident with the date immediately preceding the

Change of Control. Any portion of the Award that is not vested as of the Change of Control shall be forfeited. Any portion of the Award that is vested as of the Change of Control shall be terminated in consideration for a cash payment to the Participant in an amount equal to the number of Options or SARs so vested multiplied by the excess of the Change of Control Price (as defined in the Equity Plan) over the Exercise Price per share (as set forth in the Award Agreement), less applicable withholding taxes and other authorized deductions. Such payment shall be made no later than thirty (30) days following the Change of Control.

7.Exercise of Vested Award. Subject to Section 8, the Participant may exercise the Award, in whole or in part, from time to time, only to the extent the Award is vested and only during the Exercise Window. Any Options or SARs not exercised by the last day of the Exercise Window shall be terminated.

8.Effect of Termination of Employment.

a.General. In the event of the Participant’s Termination of Employment with the Company or any of its Affiliates for any reason, other than a Termination of Employment on or after the first anniversary of the Grant Date of the Award due to death, Disability or a Qualifying Termination, the Award shall be immediately forfeited, regardless of vesting, and any pending exercises shall be cancelled on the date of termination.

b.Death, Disability or Qualifying Termination.

i.    During Performance Period. In the event of a Participant’s Qualifying Termination or Termination of Employment due to death or Disability (at a time when the Participant could not be terminated for Cause) during the Performance Period, and in each case on or after the first anniversary of the Grant Date of the Award, the Award shall remain eligible to vest during or after the end of the Performance Period under Sections 4, 5 or 6, provided that if vesting occurs (or has occurred as of the date of such Termination of Employment), the number of Options or SARs vesting shall be pro-rated based on the following: (A) if the Participant was employed on the first day of the Performance Period, the number of whole months the Participant was employed from the beginning of the Performance Period to the date of Termination of Employment compared to 60, or (B) if the Participant was not employed on the first day of the Performance Period, the number of whole months the Participant was employed from the Grant Date through the date of the Termination of Employment, compared to the number of whole months from the Grant Date to the end of the Performance Period. In such event, (1) the portion of the Award, if any, that vested under Section 4 shall be exercisable during the first 90 days of the Exercise Window, and (2) the portion of the Award, if any, that vested under Section 5 shall be exercisable during the first 90 days after the vesting date.

ii.    After Performance Period. In the event of the Participant’s Qualifying Termination or Termination of Employment due to death or Disability (in each case, at a time when the Participant could not be terminated for Cause) after the end of the Performance Period, and in each case on or after the first anniversary of the Grant Date of the Award, the Participant may exercise the Award, to the extent vested, for 90 days following such Termination of Employment, or if later, for 90 days following the vesting date under Section 5, if applicable.

iii.    Exercise Following Death. In the case of the Participant’s Termination of Employment due to death, the Award may be exercised by the person to whom the Award is transferred by will or by applicable laws of descent and distribution. In the event of the death of a Participant who experienced a Termination of Employment due to Disability or a Qualifying Termination, the Award may be exercised by the person to whom the Award is transferred, by will or by applicable laws of descent and distribution, during the same period Participant could have exercised the Award had the Participant remained living under clauses i. or ii. above.

c.Waiver of Severance Plan Rights. By executing the Award Agreement or otherwise accepting the Award, the Participant agrees to waive the provisions in any severance plan (including but not limited to the Johnson Controls International Severance and Change of Control Policy for Officers or the Johnson Controls International Severance Plan for Certain U.S. Executives, each as amended from time to time, or any successor policy or plan thereto) that would provide for different vesting treatment of the Award from the treatment described in subsection a. or b. above. This subsection c. shall be treated as an amendment to any such policy or plan to the extent needed to carry this subsection c. into effect.

9.Amendment. The Administrator reserves the right to amend this VGI Program in accordance with Section 16(c) of the Equity Plan. For clarity, the Administrator’s exercise of discretion as permitted herein or in the Equity Plan shall not be considered an amendment to this VGI Program.